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                                                                   EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-38674 of Franklin Financial Corporation and Franklin Capital Trust I on Form S-2 of our report dated March 6, 2000, included and incorporated by reference in the Annual Report on Form 10-k of Franklin Financial Corporation for the year ended December 31, 1999, and to the use of our report dated March 6, 2000, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP

Nashville, Tennessee
June 23, 2000